Filed pursuant to Rule 424(b)(3)
Registration No. 333-275461

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated March 22, 2024)

Diebold Nixdorf, Incorporated

This prospectus supplement no. 2 supplements the prospectus, dated March 22, 2024, relating to up to 19,511,852 shares of our common stock, $0.01 par value per share (the “Common Stock”), which may be offered for sale by the selling stockholders identified in “Selling Stockholders” in the prospectus. This prospectus supplement no. 2 is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. If there is any inconsistency between the information in the prospectus and this prospectus supplement no. 2, you should rely on the information in this prospectus supplement no. 2.

Investing in the Common Stock involves risks. See “Risk Factors” beginning on page 3 of the prospectus.

This prospectus supplement no. 2 is filed for the purpose of including in the prospectus information contained in the attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on April 29, 2024.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement no. 2 is April 29, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 25, 2024

Diebold Nixdorf, Incorporated
(Exact name of registrant as specified in its charter)
__________________________________________________________

Delaware	1-4879	34-0183970
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Orchard Avenue NE
North Canton, Ohio		44720-2556
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (330) 490-4000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common shares, $0.01 par value per share	DBD	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submission of Matters to a Vote of Security Holders

At the Diebold Nixdorf, Incorporated (the “Company”) Annual Meeting of Stockholders held on April 25, 2024, the Company’s stockholders: (1) elected each of the Board’s eight (8) nominees for director to serve one-year terms or until the election and qualification of a successor; (2) ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year 2024; and (3) approved, on an advisory basis, the Company’s named executive officer compensation. These proposals are described in more detail in the Company’s definitive proxy statement on Schedule 14A filed March 12, 2024.

Set forth below are the final voting results for each proposal:

Proposal 1: Election of each of the Board’s eight (8) nominees for director

Nominee	For	Against	Abstain	Broker Non-Vote
Arthur F. Anton	31,150,006	546,299	114	949,372
Marjorie L. Bowen	31,570,340	125,966	113	949,372
Patrick J. Byrne	31,445,108	251,198	113	949,372
Matthew J. Espe	31,613,829	82,477	113	949,372
Mark Gross	31,576,688	119,618	113	949,372
Octavio Marquez	31,694,861	1,445	113	949,372
David H. Naemura	31,695,010	1,296	113	949,372
Emanuel R. Pearlman	31,665,853	30,453	113	949,372

Proposal 2: Ratification of Appointment of KPMG LLP

For	Against	Abstain
32,574,626	71,107	58

Proposal 3: Advisory Approval of Named Executive Officer Compensation

For	Against	Abstain	Broker Non-Vote
31,519,101	177,210	108	949,372

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diebold Nixdorf, Incorporated
April 29, 2024	By:	/s/ Elizabeth C. Radigan
		Name:	Elizabeth C. Radigan
		Title:	Executive Vice President, Chief Legal Officer and Secretary